FOURTH AMENDMENT TO STOCKHOLDER RIGHTS PLAN AGREEMENT

	This Fourth Amendment to the STOCKHOLDER RIGHTS PLAN
AGREEMENT, dated as of March 2, 1987, as amended as of August 31, 1987, November 28, 1988 and September 6, 1989 (the "Rights Agreement"), between Albertson's, Inc., a Delaware corporation (the "Company") and Chemical Trust Company of California as Rights Agent (the "Rights Agent") is dated as of September 6, 1994.

	WHEREAS, the Rights Agreement specifies the terms of the Rights (as defined therein);

	WHEREAS, on May 25, 1990, the Company declared a two-for-one stock split on its common stock, par value $1.00 per share, in the form of a 100% stock dividend
(collectively referred to with the stock split described in the paragraph below as the
"Stock Splits") which, pursuant to the provisions of Section 11 of the Rights
Agreement,
caused certain adjustments to occur under the Rights Agreement, including, among others,
a change in the Purchase Price (as defined in the Rights Agreement) from
$130.00 per
share to $65.00 per share;

	WHEREAS, on November 27, 1991, Chemical Trust Company of California was appointed the Rights Agent in connection with its appointment as Transfer Agent for the
Company;

	WHEREAS, on August 30, 1993, the Company declared a two-for-one stock split on its common stock, par value $1.00 per share, in the form of a 100% stock dividend
(collectively referred to with the stock split described in the paragraph above as the "Stock
Splits") which, pursuant to the provisions of Section 11 of the Rights
Agreement, caused
certain adjustments to occur under the Rights Agreement, including, among others, a
change in the Purchase Price (as defined in the Rights Agreement) from $65.00 per share
to $32.50 per share;

	WHEREAS, the Company and the Rights Agent desire to effect this fourth amendment (the "Fourth Amendment") to the Rights Agreement in accordance with
Section 27 of the Rights Agreement;

	NOW, THEREFORE, in consideration of the premises and mutual agreements set forth in the Rights Agreement and this Fourth Amendment, the parties hereby agree as follows:

	1.	Section 7(b) of the Rights Agreement is hereby amended in its entirety to read as follows:

	(b)	From and after September 6, 1994, the Purchase Price for each share of
	Common Stock pursuant to the exercise of a Right shall be $60.00, shall be subject
	to adjustment from time to time as provided in Section 11 hereof and shall be


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	payable in lawful money of the United States of America in accordance with
	paragraph (c) below.

	2.	The term "Agreement" as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby.

	3.	Chemical Trust Company of California agrees to faithfully perform the duties of the Rights Agent under the Rights Agreement.

	4.	The foregoing amendment shall be effective as of the date hereof and, except as set forth herein, the Rights Agreement shall remain in full force and effect and
shall be otherwise unaffected hereby.

	5.	This Fourth Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

	IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to be duly executed as of September 6, 1994.

					ALBERTSON'S, INC.



					By:      Thomas R. Saldin
						Name:	Thomas R. Saldin
						Title:	Executive Vice President,
							Administration & General Counsel



					CHEMICAL TRUST COMPANY
						OF CALIFORNIA



					By:       Asa Drew
						Name:	Asa Drew
						Title:	Assistant Vice President